EXHIBIT 1

AGREEMENT

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Schedule 13D to which this Agreement is attached as Exhibit 1 is filed on behalf of each of us. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Dated: February 6, 2007

OCCIDENTAL PETROLEUM CORPORATION
By:	/s/ JIM A. LEONARD
	Name:	Jim A. Leonard
	Title:	Vice President, Controller and Principal Accounting Officer
OCCIDENTAL PETROLEUM INVESTMENT CO.
By:	/s/ JIM A. LEONARD
	Name:	Jim A. Leonard
	Title:	President
OCCIDENTAL CHEMICAL HOLDING CORPORATION
By:	/s/ JIM A. LEONARD
	Name:	Jim A. Leonard
	Title:	Vice President